Exhibit 24.2


                                POWER OF ATTORNEY

     I, Jerry Moyes,  as President of  Interstate  Equipment  Leasing,  Inc., an
Arizona corporation ("Interstate"), hereby authorize and designate Earl H. Scudder and Mark A. Scudder, and either of them, with full power of substitution, to execute and file, on behalf of Interstate all Schedules 13D and 13G (including any amendments thereto) and all Forms 3, 4, and 5 (including amendments thereto) that Interstate may be required to file with the U.S. Securities and Exchange Commission as a result of Interstate's ownership of or transactions in securities of Simon Transportation Services Inc.

     The authority granted herein shall continue until Interstate is no longer required to file Schedules 13D or 13G (or amendments thereto) or Forms 3, 4 or 5 (or amendments thereto) with regard to its ownership of or transactions in securities of Simon Transportation Services Inc., unless earlier revoked in writing.

     I, the undersigned, acknowledge that by serving in such capacity at my request, neither Earl H. Scudder, Mark A. Scudder, nor Scudder Law Firm, P.C., L.L.O. is assuming any responsibility to comply with Section 13 or 16 of the Securities and Exchange Act of 1934.



/s/ Jerry Moyes                                            Date  October 2, 2001
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Jerry Moyes, President
Interstate Equipment Leasing, Inc.